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EXHIBIT 99.1

     There are significant changes in results of operations of the Registrant from the corresponding period for the last fiscal year that will be reflected in the Registrant's earnings statements due to the discontinuation of the Registrant's operations and its efforts to liquidate, wind up and dissolve its business. The Registrant is unable to quantitatively estimate the impact of such changes in results of operations as its independent accountants are currently working to complete the Registrant's financial statements.